                                             Exhibit 99.1

For Immediate Release

WSI Industries Reports Fourth Quarter and Full Year Results

October 15, 2013—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported annual sales for the fiscal 2013 year ending August 25, 2013 of $33,965,000, an increase of 5% over the prior year’s sales of $32,456,000. The Company also reported full year net income of $730,000, or $.25 per diluted share, versus $1,473,000, or $.51 per diluted share, in fiscal 2012.

For the fiscal fourth quarter, the Company reported sales of $9,034,000 versus the prior year’s quarter of $9,965,000. The Company’s net income in the fourth quarter was $137,000, or $.05 per diluted share, versus the prior year’s quarter of $600,000, or $.21 per diluted share.

Benjamin Rashleger, president and chief executive officer, commented: “With our recently completed fiscal 2013, we experienced a small increase in sales of 5% over the prior year while our net income declined year over year. Our fiscal 2013 third and fourth quarters had particularly difficult year over year net income comparisons as during the same quarters of fiscal 2012 we were running at near full capacity. Since then we have invested in the business with new machines and a building expansion, while simultaneously suffering a reduction in our energy business, which resulted in volume and production inefficiencies. Also in our current fiscal 2013 third and fourth quarters, we were in the ramp-up phase with several new programs which added expense in startup costs, mostly related to new programs in our recreational powersports vehicle market as well as our new firearms business.”

Rashleger went on to say: “Fiscal 2013 was a year of investment for the future of WSI Industries. Among our accomplishments were the following:

●	Completed a state of the art $3.8 million, 47,000 square foot expansion that doubled the Company’s manufacturing space.
●	Invested over $4.0 million in equipment in fiscal 2013 on top of a $3.7 million investment in property and equipment during fiscal 2012.
●	Expanded our relationship with one of our key customers and launched several new programs with long term business potential.
●	Paid a cash dividend at an annualized rate of $.16 per share.
●	Entered the final stages of the certification process to receive our AS9100 aerospace quality certification.”

Rashleger continued with an outlook to fiscal 2014: “We continue to remain optimistic about the future for WSI. In the past three years, we have increased our sales by 80% and invested in a building expansion and new equipment amounting to $13.3 million. We have positioned ourselves well for future growth and new opportunities, and we anticipate that we will see improved results in both sales and net income in fiscal 2014.” Rashleger concluded: “We are fortunate that one of our key customers has recently launched a major new product line that includes a key assembly that we manufacture and will contribute to our anticipated growth. We also expect to receive our AS9100 certification in fiscal 2014 that will enhance our ability to secure new aerospace business, which we believe has a strong industry outlook. While our energy business remains cyclical, we are seeing some signs of stabilization and are hopeful for better results and recovery in fiscal 2014. And finally, from an operational perspective, we will continue to emphasize manufacturing execution to maximize efficiencies and provide the best value for our customer.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable November 13, 2013 to holders of record on October 30, 2013.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, firearms, bioscience and the defense market.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO) 763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS	(Unaudited)
In thousands, except per share amounts

	Quarter ended		Year ended
	August 25, 2013	August 26, 2012	August 25, 2013	August 26, 2012
Net Sales	$9,034	$9,965	$33,965	$32,456
Cost of products sold	8,037	8,099	29,785	26,692
Gross margin	997	1,866	4,180	5,764

Selling and administrative expense	674	850	2,696	3,160
Interest and other income	(1)	(1)	(9)	(14)
Interest and other expense	110	80	353	316
Net Income before taxes	214	937	1,140	2,302

Income tax expense	77	337	410	829
Net income	$137	$600	$730	$1,473

Basic earnings per share	$0.05	$0.21	$0.25	$0.52

Diluted earnings per share	$0.05	$0.21	$0.25	$0.51

Weighted average number of common shares outstanding	2,890	2,856	2,883	2,849

Weighted average number of common and dilutive potential common shares	2,943	2,913	2,943	2,903

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

In thousands

	August 25, 2013	August 26, 2012
Assets:
Total Current Assets	$10,933	$11,391
Property, Plant, and Equipment, Net	15,299	9,315
Intangible Assets	2,387	2,368
Total Assets	$28,619	$23,074

Liabilities and Shareholders' Equity:
Total Current Liabilities	$4,990	$4,974
Long-Term Debt	10,169	5,463
Deferred Tax Liabilities	1,322	970
Shareholders' Equity	12,138	11,667
Total Liabilities and Shareholders' Equity	$28,619	$23,074